Exhibit 99.1

Span-America Expects to Receive Insurance Proceeds Following Death of Company Founder and Former CEO, Donald C. Spann

GREENVILLE, S.C.--(BUSINESS WIRE)--February 2, 2017--Span-America Medical Systems, Inc. (NASDAQ: SPAN) announced today that the company’s founder and former Chief Executive Officer, Donald C. Spann, passed away on January 6, 2017. He was age 82. As previously reported, the company has had retirement and resignation agreements in place since 1993 when Mr. Spann retired from the company. These agreements provided for payments of $113,561 per year to Mr. Spann and his former wife. Mr. Spann’s former wife survives him, so in accordance with these agreements, the company will continue to make the retirement payments to Ms. Spann for the remainder of her life.

To help fund the company’s payment obligations under the retirement arrangement, the company owns and is the beneficiary of three life insurance policies on Mr. Spann that were put in place from 1981 through 1993. These policies had a total death benefit of approximately $3.3 million and a total cash value of approximately $2.6 million as of December 31, 2016. The cash value of these policies has been recorded in “Other assets” on the Company’s balance sheet. As of December 31, 2016, the company had recognized a liability of approximately $380,000, which represents the present value of the expected future retirement payments to be made to Ms. Spann. This liability has been recorded in “Accrued and sundry liabilities” and “Deferred compensation” on the company’s balance sheet.

As a result of Mr. Spann’s death, the company expects to receive the life insurance proceeds of approximately $3.3 million in cash. We will remove from the company’s balance sheet the associated cash value of the life insurance policies of approximately $2.6 million. The difference between the total life insurance proceeds and the total cash values of the policies is approximately $700,000 and will be recorded as non-operating income in the second quarter of fiscal 2017. The resulting effect on the company’s financial statements from these transactions will be as follows:

  “Cash and cash equivalents” on the balance sheet will increase by approximately $3.3 million.
  “Other assets” on the balance sheet will decrease by approximately $2.6 million, which is the cash value of the life insurance policies prior to Mr. Spann’s death.
  “Non-operating income” on the income statement will increase by approximately $700,000.

For more information, see Notes 2, 7 and 11 in the Notes to Consolidated Financial Statements and “Critical Accounting Policies – Present Value of Deferred Compensation” in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s annual report on Form 10-K for the fiscal year ended October 1, 2016.

Forward-Looking Statements

We have made forward-looking statements in this release regarding our expectations for changes to the Company’s financial statements as a result of the death of the Company’s founder and former CEO. We wish to caution the reader that these statements involve estimates of life insurance proceeds, cash values and income. These amounts are based on data available to the Company as of December 31, 2016, and are subject to change between the current value date of December 31, 2016, and the date the life insurance proceeds are actually received. The differences between the estimated values and the actual values could be caused by changes in the market values of the underlying investments in the life insurance policies, which could change the amount of life insurance proceeds received and the cash values of the policies. We are not responsible for changes made to this document by wire services or Internet services.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk Manager® and Selan® products. Through our wholly-owned subsidiary Span Medical Products Canada Inc., we manufacture and market the Encore®, Advantage and Rexx beds as well as related in-room furnishing products for the long-term care market. We also supply custom foam and packaging products to the consumer and industrial markets. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, please visit www.spanamerica.com.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer